Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Network Equipment Technologies, Inc. on Form S-3 of our report dated December 5, 2007, with respect to the consolidated financial statements of Quintum Technologies, Inc. and Subsidiary as of and for the year ended June 30, 2007 appearing in the Report on Form 8-K/A of Network Equipment Technologies, Inc. filed December 11, 2007 and to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement.

/s/ WISS & COMPANY LLP

Wiss & Company, LLP

Livingston, New Jersey

March 14, 2008